Exhibit 99.1

Oragenics, Inc. Announces Conversion of Preferred Shares and Elimination of Liquidation Preference

Sarasota, FL – December 16, 2024 – Oragenics, Inc. (NYSE: OGEN), a biotechnology company advancing innovative treatments for brain-related health conditions, today announced the conversion of its remaining outstanding convertible Series A and Series B Preferred Shares into common stock. The conversion helps simplify the company’s capital structure and eliminates approximately $2.35 million in liquidation preference, effectively removing a significant overhang on the company’s stock.

Holders of the Company’s remaining 5,417,000 Series A Preferred Shares and 4,050,000 Series B Preferred Shares exercised their right to convert their shares into a total of approximately 22,000 common shares. The Series A and B Preferred Shares, which carried no voting rights, have now been fully retired.

“This conversion is a pivotal step for Oragenics as we simplify our financial structure and strengthen our foundation for future growth,” said Janet Huffman, Chief Financial Officer of Oragenics. “Eliminating the liquidation preference removes a significant overhang on our stock, aligning with our commitment to creating long-term value for shareholders and positioning us to focus on advancing our innovative pipeline of treatments for neurological and rare diseases.”

About Oragenics:

Oragenics is a development-stage biotechnology company focused on nasal delivery of pharmaceutical medications in neurology and fighting infectious diseases, including drug candidates for treating mild traumatic brain injury (mTBI), also known as concussion, and for treating Niemann Pick Disease Type C (NPC), as well as proprietary powder formulation and an intranasal delivery device. For more information, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, those described in our Form 10-K and other filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Investor Contact

Rich Cockrell

Investor Relations

404.736.3838

OGEN@CG.CAPITAL